SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  FORM 8 - A\A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              YOUNG & RUBICAM INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

              DELAWARE                                       13-1493710
---------------------------------------------   --------------------------------
(State of incorporation or organization)                (I.R.S. Employer
                                                         Identification No.)

  285 Madison Avenue
  New York, New York                                         10017-6486
---------------------------------------------   --------------------------------
(Address of principal executive offices)                   (Zip Code)

If this form relates to the registration     If this form relates to the
of a class of securities pursuant to         registration of a class of
Section 12(b) of the Exchange Act and        securities pursuant to Section
is effective pursuant to General             12(g) of the Exchange Act and is
Instruction A.(c), please check the          effective pursuant to General
following box. [X]                           Instruction A.(d), please check
                                             the following box. [ ]

Securities Act registration statement file number to which this form relates:

                                                       -----------------------
                                                            (If applicable)

Securities to be registered pursuant of Section 12(b) of the Act:

       Title of each class                 Name of each exchange on which
       to be so registered                 each class is to be registered
       -------------------                 ------------------------------

       Common Stock,                       New York Stock Exchange
       $0.01 Par Value

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
--------------------------------------------------------------------------------
                                (Title of Class)

Item 1.  Description of Registrant's Securities to be Registered

     The description of securities contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-14093) filed by Young & Rubicam Inc. ("Y&R") on May 5, 1998 with respect to Y&R's common stock, par value $0.01 per share (the "Common Stock") (the "Form 8-A") is hereby amended and restated in its entirety as follows:

     Y&R is authorized to issue 250,000,000 shares of Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), including 50,000 shares of Preferred Stock designated money market preferred stock (the "Money Market Preferred Stock") and 2,500,000 shares of Preferred Stock designated cumulative participating junior preferred stock (the "Junior Preferred Stock").

     The following description of Y&R's capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to Y&R's amended and restated certificate of incorporation and amended and restated by-laws, which are filed as exhibits hereto (the "Certificate of Incorporation" and the "By-Laws," respectively), and by the provisions of applicable Delaware law.

     The Certificate of Incorporation and the By-Laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of Y&R's board of directors (the "Board of Directors") and which may have the effect of delaying, deterring or preventing a future takeover or change in control of Y&R unless the takeover or change in control is approved by the Board of Directors.

Common Stock

     The holders of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, and the holders of Common Stock, together with the holders of shares of Money Market Preferred Stock, possess all voting power, except as otherwise required by law or as provided in the Certificate of Incorporation. Certain current and former employees who own Common Stock and shares of Common Stock subject to options (collectively, the "Management Investors" and each a "Management Investor") are subject to the provisions of a voting trust (the "Management Voting Trust") created pursuant to the Management Voting Trust Agreement, dated December 12, 1996 (the "Management Voting Trust Agreement") while such agreement remains in effect. See "--The Management Voting Trust Agreement." The holders of Common Stock do not have cumulative voting rights. Holders of Common Stock do not have any preemptive right to subscribe for or purchase any kind or class of securities of Y&R. Holders of Common Stock have no subscription, conversion or redemption rights, and will not be subject to further calls or assessments. Subject to any preferential or other rights of any outstanding series of Preferred Stock that may be designated by the Board of Directors, the holders of Common Stock are entitled to such dividends, if any, as may be declared from time to time by the Board of Directors. Y&R's credit facilities permit the payment of cash dividends except in the event of a continuing default under the relevant credit agreements. In the event of the liquidation, dissolution or winding up of Y&R, holders of Common Stock will be entitled to receive on a pro rata basis any assets of Y&R remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of Preferred Stock.

Preferred Stock

     Y&R is authorized to issue 10,000,000 shares of Preferred Stock. The Board of Directors has the authority to establish and designate series of the Preferred Stock and, except with respect to the Money Market Preferred Stock, to fix the number of shares constituting each series, to fix the designations and the relative rights, preferences and limitations of the shares of each series and the variations in the relative rights, preferences and limitations as between series, and to increase and decrease the number of shares constituting each series. See "--Anti-Takeover Effects of Provisions of the Certificate of Incorporation, the By-Laws, the Rights Plan and Delaware Law--Preferred Stock."

     The Certificate of Incorporation designates an initial series of Preferred Stock, consisting of 50,000 shares, as the Money Market Preferred Stock. Holders of Money Market Preferred Stock are entitled to receive, subject to declaration by the Board of Directors, cumulative cash dividends that are payable quarterly and calculated with reference to the interest rate for the three-month London interbank deposit market. On or after December 12, 2001, any Money Market Preferred Stock issued and outstanding for five years may, at the option of the Board of Directors and subject to providing holders with notice of redemption, be redeemed by Y&R at a redemption price per share of $115.00 together with all accrued and unpaid dividends. Redeemed Money Market Preferred Stock may be reissued by the Board of Directors as shares of the initial series or as shares of any other series of Preferred Stock. Shares of Money Market Preferred Stock are not convertible, have a liquidation preference of $115.00 per share together with all accrued and unpaid dividends and have voting rights equal to one-tenth of one vote for each share of Money Market Preferred Stock.

     The Certificate of Incorporation authorizes 2,500,000 shares of Junior Preferred Stock, in connection with the Rights Plan (as defined below). For a description of the Rights Plan and the Junior Preferred Stock, see "--Rights Plan" and "--Anti-Takeover Effects of Provisions of the Certificate of Incorporation, the By-Laws, the Rights Plan and Delaware Law."

The Management Voting Trust Agreement

     Pursuant to the Management Voting Trust Agreement, the Management Investors and the restricted stock trust (the "Restricted Stock Trust") created pursuant to the Young and Rubicam Restricted Stock Trust Agreement dated December 12, 1996, as amended March 13, 1998 (the "Restricted Stock Trust Agreement"), are required to deposit in the Management Voting Trust all shares of Common Stock and all shares of Money Market Preferred Stock acquired by them prior to the termination of the Management Voting Trust, including Common Stock acquired upon the exercise of options, distributions from the Restricted Stock Trust or otherwise. Common Stock sold in the public market by Management Investors, including shares distributed from the Restricted Stock Trust, will be withdrawn from, and delivered free of, the Management Voting Trust.

     The Management Voting Trust has the unqualified right and power to vote and to execute consents with respect to all shares of Common Stock and all shares of Money Market Preferred Stock held by the Management Voting Trust. The voting rights of the Management Voting Trust are exercised by certain members of senior management of Y&R, in their capacities as voting trustees (the "Voting Trustees"). The Voting Trustees are Stephanie W. Abramson, Thomas D. Bell, Jr., Michael J. Dolan, Satish Korde and Edward H. Vick, each of whom is currently a member of the senior management of Y&R. So long as Thomas D. Bell, Jr., or a successor chief executive officer elected with the approval of the Management Voting Trust, is a Voting Trustee, any action (1) approved in writing or at a meeting by Thomas D. Bell, Jr. or his successor and any two other Voting Trustees and (2) any action approved over the objection of Thomas D. Bell, Jr. or his successor at a meeting of the Voting Trustees by the vote of all the other Voting Trustees then in office shall constitute the action of, and shall be binding upon, the Management Voting Trust. The foregoing voting procedures will also apply to the election and removal of Voting Trustees, to proposals to increase or decrease the number of Voting Trustees and to proposals to amend the foregoing voting procedures.

     The Management Voting Trust will terminate when:

     - no person, including the Management Voting Trust, is the owner of more than 20% of the Outstanding Shares (as defined below);
     - the number of shares of Common Stock held by the Management Voting Trust is less than 10% of the Outstanding Shares; or
     -    the Voting Trustees determine to terminate the Management Voting
          Trust.

     "Outstanding Shares" as of a given time means the sum of (a) the number of shares of Common Stock then issued and outstanding (including all shares of Common Stock held in the Restricted Stock Trust) and (b) the number of shares of Common Stock issuable upon exercise of all options, warrants and rights to acquire, and the conversion of any securities convertible into, shares of Common Stock, to the extent such rights to acquire shares of Common Stock are then exercisable. When calculating the percentage of the Outstanding Shares owned by a specified person, such person shall be deemed to own all shares of Common Stock beneficially owned by such person (A) assuming the exercise of all of such person's options, warrants and rights to acquire, and the conversion by such person of any securities convertible into, shares of Common Stock only to the extent such rights to acquire shares of Common Stock are then exercisable by such person and (B) in the case of any Management Investor, assuming such Management Investor beneficially owns all shares of Common Stock allocated to him or her under the Restricted Stock Trust, whether or not then vested. For purposes of calculating the percentage owned by the Management Voting Trust, the Management Voting Trust shall be deemed to own all shares of Common Stock (including all shares of Common Stock required to be deposited thereunder upon exercise of vested options) then subject to the Management Voting Trust.

     Pursuant to an irrevocable unanimous written consent of the Voting Trustees, the Management Voting Trust will terminate on May 15, 2000, assuming no earlier termination in accordance with its terms.

     The Management Voting Trust has issued and will issue voting trust certificates representing the shares of Common Stock and Money Market Preferred Stock deposited with it.

     Y&R has agreed to assume all liability and indemnify and defend all Voting Trustees and their successors, assigns, agents and servants from any and all losses incurred or asserted against any Voting Trustees relating to their administration of the Management Voting Trust, unless there is clear and convincing evidence that such losses were proximately caused by an act or omission that was not taken in good faith or not reasonably believed to be in the best interest of Y&R and the Management Investors as a group.

     Under the Management Voting Trust Agreement and certain stock option and restricted stock agreements, each of the Management Investors is subject to certain non-competition, non-solicitation, confidentiality and notice requirements in connection with the termination of that person's employment.

     Y&R has agreed, under the Management Voting Trust Agreement, to give each Management Investor six months' severance pay upon termination of employment for any reason other than for cause, as defined in the Management Voting Trust Agreement, and each Management Investor is required to waive any possible right to more than six months' severance pay or similar compensation and any claims for damages under any employment agreement.

Transfer Restrictions

     The following transfer restrictions apply to shares of Common Stock issued to Management Investors pursuant to Regulation S under the Securities Act of 1933, as amended (the "Securities Act"). Under the By-Laws, any direct or indirect sale, transfer, assignment, pledge, hypothecation or other encumbrance or disposition (each a "Transfer") of legal or beneficial ownership of any stock issued and sold by Y&R pursuant to Regulation S under the Securities Act, may be made only pursuant to an effective registration statement under the Securities Act or in a transaction that is exempt from, or not subject to, the registration requirements of the Securities Act. Neither Y&R nor any of its employees or agents will record any Transfer prohibited by the preceding sentence, and the purported transferee of such a prohibited Transfer will not be recognized as a Y&R securityholder for any purpose whatsoever in respect of the security or securities that are the subject of the prohibited Transfer. The purported transferee of a prohibited Transfer will not be entitled, with respect to the securities purported to be transferred, to any rights of a securityholder of Y&R, including without limitation, in the case of securities that are Common Stock, the right to vote the Common Stock or to receive dividends or distributions, if any, in respect of the Common Stock. All certificates representing securities subject to the transfer restrictions set forth in the By-Laws will bear a legend to the effect that the securities represented by the certificates are subject to these restrictions, unless and until Y&R determines in its sole discretion that the legend may be removed consistent with applicable law.

No Preemptive Rights

     No holder of any class of stock of Y&R has any preemptive right to subscribe for or purchase any kind or class of securities of Y&R.

Transfer Agent and Registrar

     The transfer agent and registrar for the Common Stock is The Bank of New York.

Rights Plan

     Y&R has adopted a stockholder rights plan (the "Rights Plan") and entered into a Rights Agreement, dated May 1, 1998 (the "Rights Agreement") with The Bank of New York (the "Rights Agent"). Each outstanding share of Common Stock has attached to it one associated right (each a "Right" and collectively the "Rights"). The terms of the Rights are set forth in the Rights Agreement. The Certificate of Incorporation authorizes the Board of Directors to adopt a stockholder rights plan such as the Rights Plan.

     Each Right entitles the registered holder under specified circumstances to purchase from Y&R one one-hundredth of a share of Junior Preferred Stock at a purchase price of $87.50, subject to adjustment (the "Purchase Price"). The Purchase Price is payable in cash or by certified check or bank draft.

     Junior Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of shares of Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $1 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of the liquidation payment. Each share of Junior Preferred Stock will have 100 votes, voting together with the Common Stock and the Money Market Preferred Stock and, in the event of specified dividend arrearages, will also have the right, voting as a class, to elect one director. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Junior Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary anti-dilution provisions. Because of the nature of their dividend, liquidation and voting rights, the value of the one-one-hundredth interest in a share of Junior Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

     Until the close of business on the Distribution Date (as defined below), the Rights will be evidenced by the certificates representing shares of Common Stock and no separate Right certificates will be issued or distributed. All shares of Common Stock issued prior to the earlier of the Distribution Date or the Expiration Date (as defined below) will be issued with Rights.

     The term "Distribution Date" means the earlier of:

     - the tenth business day after the Stock Acquisition Date (as defined below); and
     - the tenth business day (or such later day as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person (as defined below)) after the date of the commencement by any person (other than any Company Entity (as defined below)) of, or the first public announcement of the intent of any person (other than any Company Entity ) to commence (which intention to commence remains in effect for five business days after this announcement), a tender or exchange offer the completion of which would result in any person becoming an Acquiring Person.

     The term "Stock Acquisition Date" means the time and day of the first public announcement, including by the filing of a report pursuant to the Securities Exchange Act of 1934, as amended, by Y&R or an Acquiring Person indicating that an Acquiring Person has become an Acquiring Person.

     The term "Acquiring Person" means any person who or which, together with all affiliates and associates of that person, acquires beneficial ownership of 15% or more of the then outstanding shares of Common Stock (other than as a result of an Approved Offer (as defined below)).

     Notwithstanding the foregoing:

     (1) a person shall not become an Acquiring Person if that person, together with all of its affiliates and associates, becomes the beneficial owner of 15% or more of the then outstanding shares of Common Stock as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by Y&R, unless and until such time as that person purchases or otherwise becomes (as a result of actions taken by that person or any of its affiliates or associates) the beneficial owner of any additional shares of Common Stock; and

     (2)  the term "Acquiring Person" shall not include any Company Entity; and

     (3) the term "Acquiring Person" shall not include any person who or which, together with all affiliates and associates of that person, becomes the beneficial owner of 15% or more of the then outstanding shares of Common Stock but who acquired beneficial ownership of shares of Common Stock inadvertently, and that person promptly (and in any event within 10 business days after being so requested by Y&R) enters into an irrevocable commitment satisfactory to the Board of Directors promptly (and in any event within 20 business days or a shorter period as shall be determined by the Board of Directors) to divest, and thereafter promptly divests as required by the irrevocable commitment, sufficient shares of Common Stock so that such person, together with all of its affiliates and associates, ceases to be a beneficial owner of 15% or more of the then outstanding shares of Common Stock.

     The term "Company Entity " means any of Y&R, any wholly owned subsidiary of Y&R, any employee benefit plan or employee stock plan of Y&R or any wholly owned subsidiary of Y&R, any person or entity holding shares of Common Stock which was organized, appointed or established by Y&R or any such wholly owned subsidiary for or under the terms of any employee benefit plan or employee stock plan, the Management Voting Trust, the Restricted Stock Trust, the trustees under the Management Voting Trust or the Restricted Stock Trust, any affiliate or associate of the Management Voting Trust or the Restricted Stock Trust or any trustee under either of these trusts and any group that includes the Management Voting Trust, the Restricted Stock Trust, any trustee under either of these trusts or any affiliate or associate thereof.

     The term "Approved Offer" means a tender offer or exchange offer for all the outstanding shares of Common Stock which is at a price and on terms approved, prior to the acceptance for payment of shares under the tender or exchange offer, by the Board of Directors.

     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Certificates representing shares of Common Stock issued prior to the earlier of the Distribution Date and the Expiration Date will contain a legend incorporating the Rights Agreement by reference. Until the Distribution Date, the surrender for transfer of any of the certificates representing shares of Common Stock issued prior to the Distribution Date will also constitute the transfer of the Rights associated with the Common Stock represented by that certificate. Until the Distribution Date, the number of Rights associated with each share of Common Stock will be proportionately adjusted in the event of any dividend in Common Stock on the Common Stock or subdivision, combination or reclassification of the Common Stock. In the event that Y&R purchases or acquires any shares of Common Stock prior to the Distribution Date, any Rights associated with those shares of Common Stock will be deemed canceled and retired so that Y&R will not be entitled to exercise any Rights associated with the shares of Common Stock that are no longer outstanding. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and these separate Rights certificates alone will evidence the Rights. The Rights are not exercisable until the Distribution Date. The Rights will expire at the close of business on May 31, 2008, unless they have previously expired in connection with an Approved Offer (as described in the Rights Agreement) or have been previously exchanged for shares of Common Stock or have been previously redeemed by Y&R as described below (the date and time of the earliest of such events to occur, the "Expiration Date").

     Immediately upon the Stock Acquisition Date, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in specified circumstances, cash, property or other securities of Y&R) having a preexisting market value (as of shortly before the Stock Acquisition Date), equal to two times the then current Purchase Price of the Right. Notwithstanding any of the foregoing, following the occurrence of the Stock Acquisition Date, all Rights that are, or (under circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person and specified related parties will become null and void.

     To illustrate the rights described in the preceding paragraph, at a Purchase Price of $87.50 per Right, each Right not owned by an Acquiring Person (or by specified related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase Common Stock (or other consideration, as noted above) with a preexisting market value of $175.00 for $87.50. Assuming that the Common Stock has a preexisting market value of $25.00 per share at that time, the holder of each Right would be entitled to purchase seven shares of Common Stock for $87.50.

     In the event that, at any time following the Stock Acquisition Date, (1) Y&R is acquired in a merger or other business consolidation transaction, (2) Y&R is the surviving corporation in a merger or other business consolidation with any person and the Common Stock is changed into or exchanged for stock or other securities of any other person or cash or any other property (other than, in the case of any transaction described in (1) or (2), a merger or consolidation that would result in all of the voting securities of Y&R outstanding immediately prior thereto continuing to represent all of the voting securities of Y&R or the surviving entity outstanding immediately after the merger or consolidation and holders of these securities not having changed as a result of the merger or consolidation) or (3) 50% or more of Y&R's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, Common Stock of the acquiring company having a market value equal to two times the then current Purchase Price of the Right.

     The Purchase Price payable, and the fraction of a share of Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:

     - in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock (prior to the Distribution Date) or the Common Stock;
     - if holders of the Junior Preferred Stock are granted specified rights or warrants to subscribe for Junior Preferred Stock or convertible securities at less than the current market price of the Junior Preferred Stock; or
     - upon the distribution to holders of the Junior Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends below specified levels or dividends payable in shares of Junior Preferred Stock) or of subscription rights or warrants, other than those referred to above.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. In addition, to the extent that Y&R does not have sufficient shares of Common Stock issuable upon exercise of the Rights following the Stock Acquisition Date, Y&R may, in some circumstances, reduce the Purchase Price. No fractional shares of Junior Preferred Stock (other than fractions which are integral multiples of one one-hundredth) will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Preferred Stock or the Common Stock on the last trading date prior to the date of exercise.

     At any time until the Stock Acquisition Date, Y&R may redeem the Rights in whole, but not in part, at a price of $0.01 per Right payable in cash, shares of Common Stock or other consideration deemed appropriate by the Board of Directors. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the $0.01 redemption price. In addition, at any time after the Stock Acquisition Date, the Board of Directors may elect to exchange all or part of the then-outstanding and exercisable Rights (other than Rights that have become null and void as described above) for one share of Common Stock. Both the redemption price and the exchange rate are subject to adjustment.

     Until a Right is exercised, the holder thereof will have no rights as a stockholder of Y&R, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to Y&R, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) or for Common Stock of an acquiring company as set forth above.

     Any of the provisions of the Rights Agreement may be amended by the Board of Directors prior to the Stock Acquisition Date. After the Stock Acquisition Date, the provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, to correct any defects or inconsistencies, to make changes that do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption or to modify the ability or inability of the Board of Directors to redeem the Rights may be made when the Rights are not redeemable.

     As long as the Rights are attached to the Common Stock, Y&R will issue one Right for each share of Common Stock issued prior to the Distribution Date so that all those shares will have attached Rights. Two million five hundred thousand shares of Junior Preferred Stock initially have been reserved for issuance upon exercise of the Rights.

     The Rights have anti-takeover effects. See "--Anti-Takeover Effects of Provisions of the Certificate of Incorporation, the By-Laws, the Rights Plan and Delaware Law."

     The foregoing summary of terms of the Rights is qualified in its entirety by reference to the Rights Agreement, which is filed as an exhibit hereto.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, the By-Laws, the Rights Plan and Delaware Law

     The Certificate of Incorporation, the By-Laws, the Rights Plan and the Delaware General Corporation Law contain provisions that could make more difficult the acquisition of control of Y&R by means of a tender offer, open market purchases, a proxy contest or otherwise. Set forth below is a description of these provisions in the Certificate of Incorporation, the By-Laws and the Rights Plan and the Delaware General Corporation Law. The following description is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation, the By-Laws and the Rights Agreement, which are filed as exhibits hereto, and to the Delaware General Corporation Law.

     Classified Board of Directors; Removal of Directors. The Certificate of Incorporation provides that the number of directors will be not less than five nor more than fifteen, with the exact number of directors to be determined from time to time by a majority of the entire Board of Directors. The directors have been divided into three classes, as nearly equal in number as is possible, serving staggered three-year terms, with one class of directors elected each year.

     Y&R believes that a classified Board of Directors will help to assure the continuity and stability of the Board of Directors and Y&R's business strategies and policies, since a majority of the directors at any given time will have had prior experience as directors of Y&R. Y&R believes that this in turn will permit the Board of Directors to represent more effectively the interests of stockholders.

     With a classified Board of Directors, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the members of the Board of Directors. As a result, the classification of the Board of Directors may discourage proxy contests for the election of directors, unsolicited tender offers or purchases of a substantial block of the Common Stock because it could prevent an acquirer from obtaining control of the Board of Directors in a relatively short period of time. In addition, pursuant to the Delaware General Corporation Law and the Certificate of Incorporation, a director may be removed only for cause and only by the affirmative vote of holders of not less than 80% of the outstanding shares of Common Stock entitled to vote thereon. As a result, a classified Board of Directors delays stockholders who do not agree with the policies of the Board of Directors from replacing directors, unless they can demonstrate that the directors should be removed for cause and obtain the requisite vote. This delay may help ensure that the Board of Directors, if confronted with a proxy contest or an unsolicited proposal for an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes is the best interest of Y&R's stockholders.

     Filling Vacancies on the Board of Directors. The Certificate of Incorporation provides that, subject to the rights of holders of any shares of Preferred Stock, any vacancy in the Board of Directors that results from an increase in the number of directors may be filled only by a majority of the directors then in office, provided that a quorum is present. The Certificate of Incorporation provides that any other vacancy in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Accordingly, these provisions could temporarily prevent any stockholder from obtaining majority representation on the Board of Directors by enlarging the Board of Directors and filling the new directorships with its own nominees.

     Written Consents and Special Meetings. The Certificate of Incorporation provides that no action required or permitted to be taken at any annual or special meeting of stockholders may be taken by stockholders of Y&R except at an annual or special meeting. The By-Laws provide that special meetings of stockholders may be called only by the Chairman of the Board of Directors or the Board of Directors. Stockholders are not permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the purpose or purposes specified in the written notice of the meeting. The provisions of the Certificate of Incorporation prohibiting action by written consent without a meeting and the provisions of the By-Laws governing the calling of and matters considered at special meetings may have the effect of delaying consideration of a stockholder proposal until the next annual meeting. These provisions also would prevent the holders of a majority of the voting power of the outstanding shares of stock entitled to vote generally in the election of directors from using the written consent procedure to take stockholder action and from taking action by written consent without giving all the stockholders entitled to vote on a proposed action the opportunity to participate in determining the proposed action at a meeting.

     Advance Notice Provisions for Stockholder Nominations and Proposals. The By-Laws establish an advance notice provision with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors, or the bringing before any annual meeting of any stockholder proposal (the "Notice of Meeting Provision").

     The Notice of Meeting Provision provides that, subject to any rights of holders of any Preferred Stock, business other than that proposed by the Board of Directors may be transacted and candidates for director other than those selected by the Board of Directors may be nominated at the annual meeting only if Y&R's Secretary (the "Secretary") has received a written notice identifying such business or candidates and providing specified additional information not less than 90 nor more than 120 days before the first Tuesday in June (or, if the Board of Directors has set a different date for the annual meeting, not less than 90 nor more than 120 days before such other date or, if such other date has not been publicly disclosed or announced at least 105 days in advance, then not less than 15 days after such public disclosure or announcement). In addition, not more than ten days after receipt by the sponsoring stockholder of the Secretary's written request, the sponsoring stockholder must provide the Secretary with such additional information as the Secretary may reasonably require.

     By requiring advance notice of nominations by stockholders, the Notice of Meeting Provision will afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform the stockholders about these qualifications. By requiring advance notice of proposed business, the Notice of Meeting Provision will provide the Board of Directors with a meaningful opportunity to inform stockholders, prior to the meeting, of any business proposed to be conducted at the meeting, together with any recommendation or statement of the Board of Director's position as to action to be taken with respect to the proposed business, so as to enable stockholders better to determine whether they desire to attend the meeting or to grant a proxy to the Board of Directors as to the disposition of any proposed business. Although the By-Laws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of these nominees or proposals might be harmful or beneficial to Y&R and its stockholders.

     Restrictions on Amendment. The Certificate of Incorporation provides that the approval of holders of at least 80% of the voting power entitled to vote generally in the election of directors, voting together as a single class, is required to adopt any charter provision inconsistent with or to alter, amend or repeal the provisions of the Certificate of Incorporation:

     -    classifying the Board of Directors;

     -    governing the removal of directors;

     - establishing the minimum and maximum number of members of the Board of Directors;

     -    eliminating the ability of stockholders to act by written consent;

     - authorizing the Board of Directors to consider the interests of clients and other customers, creditors, employees and other constituencies of Y&R and its subsidiaries and the effect upon communities in which Y&R and its subsidiaries do business, in evaluating proposed corporate transactions;

     - establishing the authority of the Board of Directors to issue, without a vote or any other action of the stockholders, any or all authorized shares of stock of Y&R, securities convertible into or exchangeable for any authorized shares of stock of Y&R and warrants, options or rights to purchase, subscribe for or otherwise acquire shares of stock of Y&R for any of these forms of consideration and on terms as the Board of Directors in its discretion lawfully may determine; and

     - authorizing the By-Laws to establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of Y&R. In addition, the Certificate of Incorporation provides that the approval of the Board of Directors or the affirmative vote of the holders of 80% of the voting power entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or repeal the above provisions of the Certificate of Incorporation or to adopt any provision of the Certificate of Incorporation inconsistent with the above provisions or to alter, amend or repeal specified provisions of the By-Laws or to adopt any provision of the By-Laws inconsistent with the above provisions.

     Preferred Stock. Subject to the Certificate of Incorporation and applicable law, the authority of the Board of Directors with respect to each series of Preferred Stock, excluding the Money Market Preferred Stock, includes but is not limited to the authority to generally determine the following: the designation of each series, the number of shares initially constituting each series and whether to increase or decrease the number of shares, dividend rights and rates, terms of redemption and redemption prices, liquidation preferences, voting rights, conversion rights, whether a sinking fund will be provided for the redemption of the shares of each series and, if so, the terms and conditions thereof, and whether a purchase fund shall be provided for the shares of each series and, if so, the terms and conditions thereof.

     Y&R believes that the availability of the Preferred Stock will provide increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. Having these authorized shares available for issuance will allow Y&R to issue shares of Preferred Stock without the expense and delay of a special stockholders' meeting. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by the stockholders, unless further action is required by applicable law or the rules of any stock exchange on which Y&R's securities may be listed. Although the Board of Directors has no current intention to do so, it would have the power, subject to applicable law, to issue a series of Preferred Stock that could, depending on the terms of this series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, this series of Preferred Stock might impede a business combination by including class voting rights that would enable the holder to block the transaction. The Board of Directors will make any determination to issue these shares based on its judgment as to the best interests of Y&R and its stockholders. The Board of Directors, in so acting, could issue Preferred Stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interest or in which stockholders might receive a premium for their stock over the then market price of the stock. See "--Rights Plan."

     Other Considerations. The Certificate of Incorporation generally provides that, in determining whether to take or refrain from taking corporate action on any matter, including proposing any matter to the stockholders of Y&R, the Board of Directors may, but shall not be obligated to, take into account the interests of clients and other customers, creditors, employees and other constituencies of Y&R and its subsidiaries and the effect upon communities in which Y&R and its subsidiaries do business.

     Effects of the Rights Plan. The Rights Plan is designed to protect stockholders of Y&R in the event of unsolicited offers to acquire Y&R and other coercive takeover tactics which, in the opinion of the Board of Directors, could impair its ability to represent stockholder interests. The provisions of the Rights Agreement may render an unsolicited takeover of Y&R more difficult or less likely to occur or might prevent the takeover, even though the takeover may offer Y&R's stockholders the opportunity to sell their stock at a price above the then prevailing market price and may be favored by a majority of Y&R's stockholders. See "--Rights Plan." The Certificate of Incorporation authorizes the Board of Directors to adopt a stockholder rights plan.

     Delaware Business Combination Statute. The terms of Section 203 of the Delaware General Corporation Law apply to Y&R. With exceptions, Section 203 generally prohibits an "interested stockholder" from engaging in a broad range of "business combination" transactions, including mergers, consolidations and sales of 10% or more of a corporation's assets, with a Delaware corporation for three years following the date on which the person became an interested stockholder unless:

     - the transaction that results in the person's becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder;
     - upon completion of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans, or
     - on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders.

     Under Section 203, an "interested stockholder" is generally defined as any person (and the affiliates and associates of that person), other than the corporation and any direct or indirect majority-owned subsidiary, that is:

     - the owner of 15% or more of the outstanding voting stock of the corporation; or
     - an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether that person is an interested stockholder.

     The restrictions contained in Section 203 do not apply to a corporation that so provides in an amendment to its certificate of incorporation or by-laws passed by a majority of its outstanding voting shares, but this stockholder action generally does not become effective for 12 months following its adoption and would not apply to persons who were already interested stockholders at the time of the amendment. The Certificate of Incorporation and the By-Laws do not exclude Y&R from the restrictions imposed under Section 203.

     In some circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring Y&R to negotiate in advance with the Board of Directors, because the stockholder approval requirement would be avoided if the Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Board of Directors. It is further possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Item 2.  Exhibits
------   --------

         Item 2 of the Form 8-A is hereby amended to add the following exhibits.

3.1 Amended and Restated Certificate of Incorporation of Y&R (incorporated by reference from Exhibit 4.4 to the Registration Statement on Form S-8 (File No. 333-57605) filed by Y&R).

3.2      Amended and Restated Bylaws of Y&R (incorporated by reference from
         Exhibit 4.5 to the Registration Statement on Form S-8 (File No. 333-57605) filed by Y&R).

4.1 Specimen Certificate of Common Stock of Y&R (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-46929) filed by Y&R).

4.2 Rights Agreement, dated as of May 1, 1998 (incorporated by reference from Exhibit 4.9 to the Registration Statement on Form S-8 (File No. 333-57605) filed by Y&R).

4.3 Certificate of Designation for Y&R's Cumulative Participating Junior Preferred Stock (incorporated by reference from Exhibit
         4.3 to the Registration Statement on Form S-1 (File No.
         333-66883) filed by Y&R).

9.1 Management Voting Trust Agreement, dated as of December 12, 1996 (incorporated by reference from Exhibit 9.1 to the Registration Statement on Form S-1 (File No. 333-66883) filed by Y&R).

10.1 Young & Rubicam Restricted Stock Trust Agreement, dated as of December 12, 1996 (incorporated by reference from Exhibit 9.2 to the Registration Statement on Form S-1 (File No. 333-46929) filed by Y&R).

10.2     Amendment No. 1 to Restricted Stock Trust Agreement dated as of
         March 13, 1998 (incorporated by reference from Exhibit 10.25 to the Registration Statement on Form S-1 (File No. 333-46929) filed by Y&R).

SIGNATURE
---------

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           YOUNG & RUBICAM INC.


                                           By:/s/Stephanie W. Abramson
                                              -------------------------
                                               Stephanie W. Abramson
                                               Executive Vice President
                                                  and General Counsel


Date:  March 9, 2000